Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

USA RARE EARTH, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	457(a)	3,823,328	$26.71	$102,121,091.00	0.0001381	$14,102.93

Total Offering Amounts:							$102,121,091.00		14,102.93
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$14,102.93

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and Rule 457(c) of the Securities Act, on the basis of the average of the high ($27.61) and low ($25.80) sales prices of the Common Stock as reported on the Nasdaq Stock Market on May 8, 2026, which date is within five business days prior to filing this Registration Statement.